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Ford Motor Company U.S. Sales Up 13 Percent; Ford Cars, Escape Continue Record-Setting Pace, Driving Coastal Share

•	Ford Motor Company's June U.S. sales increase 13 percent compared with a year ago; best June sales since 2006

•	Ford Escape and passenger cars continue to propel share gains, particularly on the coasts, with Escape setting its fifth straight record month in June

•	Ford F-Series sales post best June sales since 2005

•	All-new Lincoln MKZ posts best-ever June sales and best quarterly sales performance ever

DEARBORN, Mich., July 2, 2013 - Ford Motor Company's U.S. June sales grew 13 percent compared with a year ago, marking Ford's best June sales results since 2006. Cars are up 12 percent, utilities are up 8 percent, and trucks are up 20 percent.

“In June, we continued to see strong demand across the entire lineup,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “We're particularly encouraged by strong retail share gains, especially in coastal markets, where the combination of great design and fuel economy is resonating with customers - including many buying a Ford for the first time.”

Ford small cars - including Fiesta, Focus and C-MAX - totaled 35,851, up 39 percent over last year and marking the best June small car performance in 13 years. Escape posted its best-ever monthly sales, up 1 percent at 28,694 vehicles. Escape set record sales for the fifth straight time this year. The small car performance, combined with strong demand for Escape and Fusion, is driving national share gains, especially in the critical western and southeastern areas of the U.S.

Posting a 23rd consecutive monthly sales increase, F-Series sales are up 24 percent at 68,009 vehicles. This was the best June sales month for F-Series since 2006.

The Lincoln MKZ posted its best-ever June sales, with 3,180 vehicles sold. In addition, the second quarter represented MKZ's best quarterly sales performance ever and its first time to exceed 10,000 cars in a quarter, with 10,682 sold.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 175,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.